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                                                                    EXHIBIT 99.1

Dear Shareholder,

Although we will be filing our annual report on Form 10-KSB, including our annual audited financial statements, pursuant the SEC requirements in March of 2001, we wanted to advise you in the interim of our recent accomplishments and our plans for the future.

First and foremost is the successful completion of the sale of our U.S. based assets to SpectraSite Holdings. We have sold our North American property and telecom contracts for approximately sixteen and one-half million dollars ($16,500,000.00). The Board of Directors decided to pursue this course of action as a result of our positive experiences with our international business and the change of atmosphere of the U. S. capital marketplace which took place in spring 2000. We believe that our sharing agreements with property owners internationally will support higher profit margins than we have historically experienced in the U.S.

Following the sale of our U.S. based assets to SpectraSite Holdings, all of our shareholders continue to hold the same number of shares, and the same ownership percentage, of U.S. RealTel, Inc. as they did prior to the sale. Now, our assets consist primarily of a 51% interest in our Argentine subsidiary, RealTel de Argentina, an 89% interest in our Brazilian subsidiary, RealTel do Brazil, and the net cash proceeds of the sale. After paying all transaction costs, debts and investment banking fees, we estimate the company will have approximately eight and one-half million dollars ($8,500,000.00) in cash. We currently intend to deploy this capital not only to investigate geographic expansion but also to explore additional opportunities, such as the tower ownership business and fiber optics.

We are now focusing our total attention on our two majority owned subsidiaries, RealTel de Argentina and RealTel do Brazil. In addition, we are actively exploring a strategy of expansion into other countries in South America due to the demographics, the demand for our telecommunications services, and our potential "first mover" position in this market. We currently have the telecommunication placement and access rights to over one hundred thousand (100,000) properties in South America and we are continuing to grow. We believe our operations will benefit from the telephone deregulation in Argentina which became effective in November of 2000 and the full deregulation which will reportedly begin in Brazil December of 2001.

We are in the process of moving our corporate headquarters from Chicago, Illinois to Ft. Lauderdale, Florida. A south Florida location is more conducive to the South American marketplace. Our U. S. staff has been significantly reduced. Perry Ruda will continue as CEO and Chairman of the Board. Mark Grant has been named President of the Company. Mr. Grant has been a board member and has served as the Chairman of the Finance Committee of the Board. He also serves as the President of capital markets for Access Financial Group, Inc., an investment banking firm. Jordan Glazov, the former President, will continue as a board member and act as a special consultant to Mr. Ruda. Dan Knafo has been appointed Chief Operating Officer.

We are enthusiastic about the Company's prospects for the upcoming year and believe that we are well positioned to capture the growth in the international telecommunications marketplace. The Board continues to be mindful of shareholder


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value and has directed management to continue to actively explore additional revenue sources that could become available as a result of our contractual telecom rights to properties.

We wish everyone a healthy and happy, and prosperous New Year.

Sincerely,


Perry H. Ruda
Chief Executive Officer

Mark Grant
President

The statements in this letter that relate to future plans, events or performance are forward looking statements that involve risks and uncertainties, including risks associated with uncertainties pertaining to our expansion in South America, demographics, the demand for our services, our operating performance, telecommunications deregulation, other aspects of the telecommunications industry and other risks identified from time to time in our SEC filings. Actual results, events, and performance may differ. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to release publicly any revisions to these forward looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. The inclusion of any statement in this letter does not constitute the admission by us or any other person that the events or circumstances described in such statements are material.







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